Exhibit 2.2

TRANSACTION, VOTING AND SUPPORT AGREEMENT

This TRANSACTION, VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 23, 2014, among Breitburn Energy Partners LP, a Delaware limited partnership (“Parent”), each of Quantum Resources A1, LP, Quantum Resources B, LP, Quantum Resources C, LP, QAB Carried WI, LP, QAC Carried WI, LP and Black Diamond Resources, LLC (collectively, the “Fund Unitholders” and each, a “Fund Unitholder”), and each of QR Holdings (QRE), LLC and QR Energy Holdings, LLC (collectively, the “Management Unitholders” and each, a “Management Unitholder”). The Fund Unitholders and the Management Unitholders are collectively referred to herein as the “Unitholders” and individually as a “Unitholder.” The parties to this Agreement are sometimes referred to herein collectively as the “parties,” and individually as a “party.”

WHEREAS, the Unitholders, collectively, own all of the issued and outstanding Class B Units (the “Class B Units”) and Class C Convertible Preferred Units (the “Class C Units”) of QR Energy, LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, the Unitholders, collectively, own certain Common Units of the Partnership (the “Common Units” together with the Class B Units, the Class C Units and any other partnership interests in the Partnership or Rights with respect thereto acquired (whether beneficially or of record) by the Unitholders after the date hereof and prior to the earlier of the Closing or the termination of all of the Unitholders’ obligations under this Agreement, including any partnership interests in the Partnership or Rights acquired by means of purchase, dividend or distribution, or issued upon the exercise of any options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, Parent, Breitburn GP LLC, a Delaware limited liability company and the general partner of Parent, Boom Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), the Partnership and QRE GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement), pursuant to which, among other things, Merger Sub will be merged with and into the Partnership, with the Partnership surviving as a wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, the approval of the Merger and the adoption of the Merger Agreement by the holders of a majority of the issued and outstanding Common Units, Class B Units and Class C Units entitled to vote as of the record date, voting together as a single class, is a condition to the consummation of the Merger; and

WHEREAS, as a condition to the willingness of the Parent Entities to enter into the Merger Agreement and as an inducement and in consideration therefor, the Unitholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. From and after the date hereof until the earlier of (x) the consummation of the Merger or (y) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier date, the “Expiration Date”), each Unitholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Partnership Unitholders, however called, or in connection with any written consent of the Partnership Unitholders, each Unitholder (in such capacity and not in any other capacity) will (i) appear at such meeting or otherwise cause all of the Securities owned by such Unitholder (whether beneficially or of record) to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Securities owned by such Unitholder (whether beneficially or of record):

(a) with respect to each meeting at which a vote of the Unitholders on the Merger is requested (a “Merger Proposal”), in favor of the Merger Proposal (and, in the event that the Merger Proposal is presented as more than one proposal, in favor of each proposal that is part of the Merger Proposal), and in favor of any other matter presented or proposed as to approval of the Merger or any part or aspect thereof or any other transactions or matters contemplated by the Merger Agreement;

(b) against any Alternative Proposal, without regard to the terms of such Alternative Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions or matters contemplated by the Merger Agreement;

(c) against any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the performance by such Unitholder of its obligations under this Agreement, including: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Partnership or any of its Subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Partnership or any of its Subsidiaries (other than the Merger or any other transactions contemplated by the Merger Agreement) or a reorganization, recapitalization or liquidation of the Partnership or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Partnership GP, other than nominees to the board of directors of the Partnership GP who are serving as directors of the Partnership GP on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or distribution policy of the Partnership or any amendment or other change to the Partnership Certificate of Limited Partnership, the Existing Partnership Agreement or other organizational documents of the Partnership or its Subsidiaries, except if approved in writing by Parent or as otherwise expressly provided in the Merger Agreement; or (v) any other material change in the Partnership’s organizational structure or business, except if approved in writing by Parent or as otherwise expressly provided in the Merger Agreement;

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Partnership Entities contained in the Merger Agreement, or of any Unitholder contained in this Agreement; and

(e) in favor of any other matter necessary or desirable to the consummation of the transactions contemplated by the Merger Agreement, including the Merger (clauses (a) through (e), the “Required Votes”).

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) From and after the date hereof until the Expiration Date, each Unitholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as such Unitholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Unitholder, to vote or cause to be voted (including by proxy or written consent, if applicable) its Securities in accordance with the Required Votes.

(b) Each Unitholder hereby represents that any proxies heretofore given in respect of the Securities, if any, are revocable, and hereby revokes such proxies.

(c) Each Unitholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Unitholder under this Agreement. Each Unitholder hereby further affirms that the irrevocable proxy set forth in this Section 1.2 is coupled with an interest and, except upon the occurrence of the Expiration Date, is intended to be irrevocable. Each Unitholder agrees, until the Expiration Date, to vote its Securities in accordance with Section 1.1(a) through Section 1.1(e) above as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Each Unitholder hereby agrees that, from the date hereof until the Expiration Date, it shall not, directly or indirectly, except in connection with the consummation of the Merger, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b).

Section 1.4 Restrictions on Conversion. Each Unitholder who holds Class C Units as of the date hereof or at any time following the date hereof hereby agrees that, from the date hereof until the Expiration Date, it shall not, directly or indirectly, exercise such Unitholder’s right to convert the Class C Units held by such Unitholder into Common Units under Section 5.12(b)(vii) pursuant to the Existing Partnership Agreement or otherwise.

Section 1.5 Partnership Change in Recommendation. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Date there occurs a Partnership Change in Recommendation pursuant to Section 7.3(c) of the Merger Agreement, then the obligations of the Unitholders set forth in Section 1.1 and the irrevocable proxy and power of attorney in Section 1.2 shall be of no force and effect. Notwithstanding anything to the contrary in this Section 1.5, the restrictions set forth in Section 1.3 and Section 1.4 shall continue to apply with respect to the Securities until the Expiration Date.

ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. Prior to the Expiration Date, no Unitholder shall, and each Unitholder shall cause its Affiliates and Representatives not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Proposal, (b) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or that could reasonably be expected to lead to, any Alternative Proposal or (c) take any action to release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which the Partnership is or becomes a party or under which the Partnership has any rights, or (d) resolve or agree to do any of the foregoing (the activities specified in clauses (a) through (d) being hereinafter referred to as the “Restricted Activities”). For the purposes of this Agreement, “Representatives” means, with respect to any Person, the officers, directors, employees, agents, advisors and other representatives of such Person (in each case, acting in their capacity as such to such Person).

Section 2.2 Notification. Each Unitholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, and request or cause to be requested the return or destruction of all confidential information previously provided to such Persons by or on behalf of the Partnership or its Subsidiaries. From and after the date hereof until the Expiration Date, each Unitholder will promptly (and in no event later than 24 hours after receipt) (a) advise Parent in writing of any Alternative Proposal (and any changes thereto) it receives in its capacity as a Partnership Unitholder and the material terms and conditions of any such Alternative Proposal, including the identity of such Person making such Alternative Proposal, and (b) provide Parent with copies of all written proposals or draft agreements received by such Unitholder in its capacity as a Partnership Unitholder setting forth the terms and conditions of, or otherwise relating to, such Alternative Proposal. Each Unitholder will keep Parent reasonably informed of all material developments with respect to the status and terms of any such Alternative Proposal, offers, inquiries or requests (and such Unitholder shall promptly provide Parent with copies of any additional written proposals received by such Unitholder in its capacity as a Partnership Unitholder or that such Unitholder has delivered to any third party making an Alternative Proposal relating to such Alternative Proposal) and of the status of any such discussions or negotiations. Each Unitholder agrees not to enter into any agreement with any Person subsequent to the date of this Agreement which prohibits such Unitholder from providing any information to Parent in accordance with this Section 2.2. This Section 2.2 shall not apply to any Alternative Proposal received by the Partnership.

Section 2.3 Capacity. Each Unitholder is signing this Agreement solely in its capacity as a Partnership Unitholder, and nothing contained herein shall in any way limit or affect any actions taken by any Representative of such Unitholder in his or her capacity as a director, officer or employee of the Partnership GP, and no action taken in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF THE UNITHOLDERS

Section 3.1 Representations and Warranties. Each Unitholder represents and warrants to Parent as follows: (a) such Unitholder has full legal right and capacity to execute and deliver this Agreement, to perform such Unitholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by such Unitholder and the execution, delivery and performance of this Agreement by such Unitholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Unitholder and no other actions or proceedings on the part of such Unitholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of such Unitholder, enforceable against such Unitholder in accordance with its terms, (d) the execution and delivery of this Agreement by such Unitholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon such Unitholder or the Securities owned by such Unitholder, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the SEC by such Unitholder, (e) such Unitholder owns, beneficially and of record, or controls the Securities set forth opposite such Unitholder’s name on Exhibit A attached hereto and (f) such Unitholder owns, beneficially and of record, or controls all of its Securities free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement) and has sole voting power with respect to the Securities and sole power of disposition with respect to all of the Securities, with no restrictions on such Unitholder’s rights of voting or disposition pertaining thereto, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, and no person other than such Unitholder has any right to direct or approve the voting or disposition of any of the Securities.

Section 3.2 Employee Non-Solicitation.

(a) During the period beginning on the Effective Time and ending on the first anniversary of the Closing Date (the “Restricted Period”), the Unitholders shall not, and shall cause their respective Affiliates and Representatives not to, anywhere in North America, directly or indirectly, hire, engage, or solicit for employment (or engagement as a consultant) any Continuing Employee, the Partnership or their respective Subsidiaries, or encourage or induce or attempt to encourage or induce any such Person to leave such employment or engagement; provided, that the foregoing restriction shall not prohibit general advertising not specifically directed at any such Person or the hiring of any such Person who responds to such general advertising.

(b) During the Restricted Period, Parent shall not, and shall cause its Affiliates and Representatives not to, anywhere in North America, directly or indirectly, hire, engage, or solicit for employment (or engagement as a consultant) any Person employed by or on behalf of the Unitholders or their Affiliates as of immediately following the Closing, or encourage or induce or attempt to encourage or induce any such Person to leave such employment or engagement; provided, that the foregoing restriction shall not prohibit general advertising not specifically directed at any such Person or the hiring of any such Person who responds to such general advertising.

(c) The parties hereto acknowledge and agree that Parent and its Affiliates, successors and assigns, in the case of Section 3.2(a), and the Unitholders and each of their Affiliates, successors, and assigns, in the case of Section 3.2(b), would suffer irreparable harm from a breach of Section 3.2(a) or Section 3.2(b), respectively, by any Unitholder or Parent, as applicable, and that money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of this Section 3.2, (x) Parent and each of its Affiliates or their respective successors and assigns, in the case of a breach of Section 3.2(a), and (y) the Unitholders and each of their Affiliates or their respective successors and assigns, in the case of a breach of Section 3.2(b), in each case of the foregoing clauses (x) and (y), in addition to other rights and remedies available at Law or in equity, shall be entitled to specific performance, injunctive, and other equitable relief in order to enforce or prevent any breach of the provisions of this Section 3.2. The restrictive covenants set forth in this Section 3.2 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action against a party, whether predicated upon this Agreement, the Merger Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants contained in this Section 3.2.

(d) If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 3.2 to be invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law. In addition, in the event of a breach of this Section 3.2 by any party, the Restricted Period shall be tolled with respect to such breaching until such breach has been duly cured. Each party agrees that the restrictions contained in this Section 3.2 are reasonable and necessary to protect all parties’ legitimate business interests.

Section 3.3 Lock-up Agreement.

(a) Without the prior written consent of the Partnership, none of the Unitholders (collectively, the “Restricted Unitholders” and each, a “Restricted Unitholder”) shall, during the period commencing on the Closing Date and continuing for 120 days after the Closing Date (the “Lock-up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any New Common Units or any securities convertible into or exercisable or exchangeable for New Common Units (including without limitation, New Common Units or such other securities which may be deemed to be beneficially owned by such Restricted Unitholder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of an option or warrant) (collectively, the “Lock-up Securities”) or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the New Common Units or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of New Common Units or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any of the Lock-up Securities except in accordance with the Registration Rights Agreement.

(b) In furtherance of the foregoing, Parent and any duly appointed transfer agent for the registration or transfer of the Lock-up Securities described herein, are hereby authorized to decline to make any transfer of Lock-up Securities if such transfer would constitute a violation or breach of this Section 3.3.

Section 3.4 Alternative Proposal Payment.

(a) If the Partnership is obligated to pay to Parent a Termination Fee pursuant to Section 9.4(a), Section 9.4(c)(i) (except where such obligation arises from Parent’s right to terminate the Merger Agreement due to a Partnership Change in Recommendation pursuant to Section 7.3(e) of the Merger Agreement) or Section 9.4(c)(ii) of the Merger Agreement (any such circumstance applicable to the Partnership, an “Obligation”), then each Fund Unitholder severally (and not jointly) shall be obligated to tender and pay to Parent, within two Business Days after the closing of the applicable Alternative Transaction, an amount in cash equal to the lesser of (i) the product of (A) 2% of the equity value of the Alternative Transaction multiplied by (B) the Pro Rata Share of such Fund Unitholder and (ii) the aggregate Profit, if any, received, directly or indirectly, as a result of an Alternative Transaction by such Fund Unitholder with respect to the Securities held by such Fund Unitholder.

(b) For purposes of this Section 3.4, the following terms shall have the meanings specified below:

(i) “Alternative Transaction” means a transaction or transactions effected directly or indirectly to consummate the Alternative Proposal giving rise to the Obligation.

(ii) “Alternative Transaction Consideration” means, with respect to the Securities of any Fund Unitholder, the aggregate consideration that the Fund Unitholders received, directly or indirectly, as a result of the consummation of such Alternative Transaction, valuing any noncash consideration (including any residual interest in the Partnership or any successor of the Partnership whether represented by Partnership Units or any other securities) at its fair market value as of the date of such consummation. The fair market value of any noncash consideration consisting of (A) securities listed on a national securities exchange shall be equal to the average of the closing price per units of such security as reported on such exchange for each of the 10 trading days prior to the date of determination, provided that such securities are not subject by law or agreement to any transfer restrictions and such securities do not represent in the aggregate 10% or more of the outstanding securities of the same class of securities of which such securities are a part; and (B) consideration which is other than cash or securities of the type specified in subclause (A) above shall be the amount a reasonable, willing seller would pay a reasonable, willing buyer, taking into account the nature and terms of such property. In the event of a dispute as to the fair market value of such property, such disputed amounts shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by Parent and the Fund Unitholders, within 10 Business Days of the consummation of the Alternative Transaction; provided, however, that if Parent and the Fund Unitholders are unable to agree within two Business Days after the date of such event as to the investment banking firm, then Parent, on the one hand, and the Fund Unitholders, on the other hand, shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make a determination; provided further, that the fees and expenses of such investment banking firm(s) shall be borne by the Fund Unitholders. The determination of the investment banking firm shall be binding upon the parties hereto.

(iii) “Current Transaction Consideration” means, the aggregate Merger Consideration and Cash Consideration which would have been received for Securities of the Fund Unitholders under the Merger Agreement, valuing the Common Units and Class B Units at a per unit value equal to $22.48.

(iv) “Pro Rata Share” means, with respect to any Fund Unitholder, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate Alternative Transaction Consideration received by such Fund Unitholder in such Alternative Transaction and the denominator of which is equal to the aggregate Alternative Transaction Consideration paid in such Alternative Transaction.

(v) “Profit” means an amount equal to the excess, if any, of (A) the Alternative Transaction Consideration over (B) the Current Transaction Consideration.

(c) In the event that the outstanding Partnership Units shall have been changed into a different number of units or a different class after the date of this Agreement by reason of any subdivisions, reclassifications, splits, unit distributions, combinations or exchanges, the calculations set forth in this Section 3.4 and the definitions referenced herein shall be adjusted to reflect fully such subdivision, reclassification, split, unit distribution, combination or exchange and shall be considered in determining the Profit as provided in this Section 3.4.

Section 3.5 Certain Related Party Agreements.

(a) Effective as of the Closing, each applicable Fund Unitholder shall, or shall cause its applicable Affiliates to, terminate the contracts evidencing the Partnership Related Party Transactions set forth on Exhibit B attached hereto, in each case without any further obligation or liability of the Partnership or its Subsidiaries of any kind or nature, and the Fund Unitholders shall deliver to Parent in connection with the Closing evidence reasonably satisfactory to Parent of such termination.

(b) Effective as of the Closing, the applicable Management Unitholders shall cause Quantum Resources Management, LLC to assign to the Partnership that certain Office Lease, dated November 29, 2010, by and between Wells REIT II-5 Houston Center, L.P., as landlord, and Quantum Resources Management, LLC, as tenant (as amended, the “Office Lease”), and Parent shall cause the Partnership to accept such assignment. Such Management Unitholders and Parent shall cooperate and use their respective commercially reasonable efforts to obtain from the landlord any applicable consent to such assignment and to otherwise satisfy any other applicable conditions to such assignment.

(c) In order to ensure the orderly transition of the business of the Partnership and its Subsidiaries to Parent, the applicable Fund Unitholders, on the one hand, and Parent, on the other hand, shall negotiate in good faith a Transition Services Agreement between Parent and the applicable Fund Unitholders or their Affiliates in substantially the form attached hereto as Exhibit C, with such modifications as may be agreed among Parent and such Fund Unitholders, and which shall be executed and delivered by the parties thereto and become effective as of the Closing.

Section 3.6 Certain Other Agreements. Each Unitholder hereby:

(a) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Unitholder may have with respect to the Securities;

(b) agrees to promptly notify Parent of the number of any new Securities acquired by such Unitholder after the date hereof and prior to the Expiration Date; and, for the avoidance of doubt, any such Securities shall be subject to the terms of this Agreement as though owned by such Unitholder on the date hereof;

(c) agrees to permit Parent to publish and disclose in the Proxy Statement such Unitholder’s identity and ownership of the Securities and the nature of the such Unitholder’s commitments, arrangements and understandings under this Agreement; and

(d) shall and does authorize Parent or its counsel to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Securities (and that this Agreement places limits on the voting and transfer of such Securities); provided that Parent or its counsel further notifies Parent’s transfer agent to lift and vacate the stop transfer order with respect to the Securities following the Expiration Date.

ARTICLE IV

TERMINATION

This Agreement shall terminate and be of no further force or effect upon the Expiration Date. Notwithstanding the preceding sentence, (a) the obligations contained in Section 3.2 and Section 3.3 shall survive the occurrence of the Expiration Date only if the Merger is consummated, and (b) the obligations contained in Section 3.4, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Expenses. Each party shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger and the other transactions contemplated by the Merger Agreement are effected.

Section 5.2 Notices. All notices and other communications hereunder will be in writing and deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, to:

Breitburn Energy Partners LP

515 South Flower Street, Suite 4800

Los Angeles, CA 90071

Attention: Gregory C. Brown

Facsimile: (213) 225-5916

With a copy to (which does not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Sean T. Wheeler

Facsimile: (713) 546-5401

If to any Unitholder:

Quantum Resources A1, LP

Quantum Resources B, LP

Quantum Resources C, LP

QAB Carried W1, LP

QAC Carried WI, LP

Black Diamond Resources, LLC

(each of the above c/o Quantum Resources Management, LLC)

QR Holdings (QRE), LLC

QR Energy Holdings, LLC

1401 McKinney Street, Suite 2400

Attention: General Counsel

With a copy to (which does not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Jeffery B. Floyd / Jeffery Malonson

Facsimile: (713) 615-5660

Section 5.3 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent and each Unitholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.4 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto; provided that Parent may assign its rights and obligations under this Agreement without the consent of any other party to an Affiliate of Parent as of the date hereof, so long as Parent remains liable for its obligations hereunder.

Section 5.5 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 5.6 Entire Agreement. This Agreement together with the Merger Agreement and the Confidentiality Agreement constitute the entire agreement and understanding of the parties hereto with respect to the matters therein and supersede all prior agreements and understandings on such matters.

Section 5.7 No Third-Party Beneficiaries. Subject to Section 5.4, the provisions of this Agreement are binding upon, inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors.

Section 5.8 Jurisdiction; Specific Performance; Waiver of Jury Trial.

(a) The parties hereto submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The Parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(b) The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that, to the fullest extent permitted by Law, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 5.8 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by Law, each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party hereto has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party hereto further agrees that no other party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.8(b), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.8(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 5.9 Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the applicable of any Law other than the Law of the State of Delaware.

Section 5.10 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions: (a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used; (b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate; (c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation; (d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings; (e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”; (f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;(g) all references to prices, values or monetary amounts refer to United States dollars; (h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement; (j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement; (k) any references herein to a particular Section, Article or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless otherwise expressly stated herein; the Exhibit attached hereto is incorporated herein by reference and will be considered part of this Agreement; (l) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis; (m) all references to days mean calendar days unless otherwise provided; and (n) all references to time mean Houston, Texas time.

Section 5.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

Section 5.12 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT:

BREITBURN ENERGY PARTNERS LP

By:	Breitburn GP LLC, its general partner

By:	/s/ Halbert S. Washburn
Name:	Halbert S. Washburn
Title:	Chief Executive Officer

FUND UNITHOLDERS:

QUANTUM RESOURCES A1, LP

By:	The Quantum Aspect Partnership, LP, its general partner
By:	QA GP, LLC, its general partner
By:	QA Holdings, LP, its general partner
By:	QA Global GP, LLC, its general partner

	By:	/s/ Alan L. Smith
	Name:	Alan L. Smith
	Title:	Chief Executive Officer

QUANTUM RESOURCES B, LP

By:	The Quantum Aspect Partnership, LP, its general partner
By:	QA GP, LLC, its general partner
By:	QA Holdings, LP, its general partner
By:	QA Global GP, LLC, its general partner

	By:	/s/ Alan L. Smith
	Name:	Alan L. Smith
	Title:	Chief Executive Officer

Signature Page to Transaction, Voting and Support Agreement

QUANTUM RESOURCES C, LP

By:	The Quantum Aspect Partnership, LP, its general partner
By:	QA GP, LLC, its general partner
By:	QA Holdings, LP, its general partner
By:	QA Global GP, LLC, its general partner

	By:	/s/ Alan L. Smith
	Name:	Alan L. Smith
	Title:	Chief Executive Officer

QAB CARRIED WI, LP

By:	Black Diamond GP, LLC, its general partner
By:	Black Diamond Resources 2, LLC, its sole member

	By:	/s/ Alan L. Smith
	Name:	Alan L. Smith
	Title:	Chief Executive Officer

QAC CARRIED WI, LP

By:	Black Diamond GP, LLC, its general partner
By:	Black Diamond Resources 2, LLC, its sole member

	By:	/s/ Alan L. Smith
	Name:	Alan L. Smith
	Title:	Chief Executive Officer

BLACK DIAMOND RESOURCES, LLC

	By:	/s/ Alan L. Smith
	Name:	Alan L. Smith
	Title:	Chief Executive Officer

Signature Page to Transaction, Voting and Support Agreement

MANAGEMENT UNITHOLDERS:

QR HOLDINGS (QRE), LLC

By:	/s/ S. Wil VanLoh, Jr.
Name:	S. Wil VanLoh, Jr.
Title:	President

QR ENERGY HOLDINGS, LLC

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Member

Signature Page to Transaction, Voting and Support Agreement